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                                                                    EXHIBIT 24.5

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated February 1, 2000 accompanying the financial statements of n-Gen Solutions.com, Inc. contained in the registration statement and prospectus. We have also issued our report dated February 1, 2000 accompanying the financial statements of n-Gen Solution.com, Inc. (a Colorado corporation) contained in the registration statement and prospectus. We consent to the use of the aforementioned reports in the registration statement and prospectus, and to the use of our name as it appears under the caption "Experts."

                                          GORDON, HUGHES & BANKS, LLP

Denver, Colorado
August 25, 2000